Exhibit 10.11

October 14, 2013

Mr. Joshua Brooks
And
Mr. Paul DiFrancesco
STW Resources Holding Corp.
619 West Texas Avenue, Suite 126
Midland, Texas 79701

Dear Joshua and Paul,

Miranda & Associates, A Professional Accountancy Corporation. (“Miranda & Associates”) sincerely appreciates the opportunity to assist STW Resources Holding Corporation (“STW”) with its need for professional SEC compliance and CFO services.  The following Statement of Work confirms our understanding of the professional services that Miranda & Associates will provide to the Company.

Engagement Scope and Objectives

STW Resources Holding Corporation is a publicly traded company that utilizes state of the art water reclamation technologies to reclaim fresh water from highly contaminated oil and gas hydraulic fracture flow-back salt water that is produced in conjunction with the production of oil and gas.  STW has been working to establish contracts with oil and gas operators for the deployment of multiple water reclamation systems throughout Texas.  Since January 1, 2013, STW has launched several new operating business units including STW Construction, STW Pipeline, STW Energy, and STW Oilfield Remediation.

On August 5, 2013, STW filed its annual report form 10K with the U.S. Securities and Exchange Commission (“SEC”). STW is delinquent in filing the following quarterly reports with the SEC:

•	First quarter ended March 31, 2013 – due on May 15, 2013
•	Second quarter ended June 30, 2013 – due on August 15, 2013

The quarterly report for the quarter ended September 30, 2013 will be due on November 15, 2013.  The annual report form 10K for the year ending December 31, 2013, will be due on March 31, 2014.

STW seeks to engage Miranda & Associates as to review and manage the accounting of the business units and the holding company, the consolidation of the business units, the preparation of the quarterly financial statements and schedules, the interaction with the independent auditors’ review of the financial statements, preparation of quarterly forms 10Q, response to any SEC questions about the SEC filings, and any other accounting, audit, and SEC compliance services, as required.

The overall objective of this engagement is to provide STW with the management oversight services of a qualified Chief Financial Officer and provide related professional accounting and advisory services, as requested by STW.

Approach to the Engagement

Miranda & Associates will provide the professional services to the Company under the following approach:

Task 1 – Interim Chief Financial Officer Services

Miranda & Associates will assign Mr. Robert J. Miranda, to serve as the interim Chief Financial Officer of STW. In this capacity Mr. Miranda will provide the professional services required of the CFO including preparation of monthly or quarterly financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States, compliance with SEC reporting requirements, compliance with Sarbanes-Oxley requirements, preparation of periodic SEC filings, preparation of  management’s assessment of internal control over financial reporting (SOX 404), and management of the independent audit process with the Company’s external auditor.

Task 2 – Assess the work-in-process to bring the STW accounting records current and develop a Project Plan to manage the completion of all SEC filings.

We understand STW has engaged an accounting firm in Midland to assist with the update of the accounting books and records of the operating subsidiaries.  We will assess the status of the work performed to date by this firm, review timelines for completion of the accounting updates, and develop a project plan to bring all books current, prepare financial statements, manage the external audit reviews, prepare the 10Qs, and manage SEC inquiries of all filings.

Task 3 – Manage the Project Plan and Engagement Team

Upon acceptance by STW management of the Project Plan, we will manage the deliverables and timeline to ensure that the project is completed timely, accurately, and professionally.

Task 4 – Consult with Management, Legal Counsel, and Manage SEC Accounting Inquiries

We will work closely with STW’s securities counsel to prepare the appropriate SEC filings. These filings may include forms S-1, 10Q, 10K and other filings. We will respond to technical accounting questions that may arise from SEC review of the filings.

Task 4 – Assist with the capital raising process (optional)

If requested, we will assist STW with the capital raising process including participating in investor presentations, road shows, conference calls, or other communications.  We will assist in the preparation of private placement memoranda, financial forecasts, projections, and other forward-looking documents.  We will prepare investor status reports, strategy documents, and facilitate the dissemination of information to investor relations professionals.

Task 5- Provide Related Professional Advisory Services (optional)

We will provide related professional advisory services to STW including accounting, auditing, taxation, management consulting, internal controls, SEC reporting and other services, as requested by STW management.

Miranda will provide appropriate project management, quality review and resources to complete the work described in this Statement of Work.  We will hold scheduled updates, written and oral, with the Company to report project progress and identify any issues discovered.

Deliverables and Acceptance of Deliverables

During the execution of the engagement, the following deliverables and/or work products may be created to facilitate successful completion and control project quality:

•	Project Plan including Timeline, Budget and Fees
•	Documentation and work papers
•	Periodic Status Reports
•	Reports of findings, observations and recommendations

We expect to complete all quarterly filings by December 15, 2013. Subject to timely completion of the annual audit of the financial statements, we expect to complete the audit and annual report form 10K by February 28, 2014.

Upon completion of deliverables, Miranda will meet with members of STW management to review the deliverable and resulting conclusions.  Unless reasonably notified by STW, all artifacts and deliverables will be deemed successfully completed and accepted 10 business days subsequent to delivery.

Engagement Staffing, Professional Fees and Expenses

The following individuals shall be assigned to this engagement. Profiles of our key personnel are attached.

Labor Category	Name of Professional
Managing Director	Robert J. Miranda, CPA
Director	Scott Anderson, CPA
Professionals	Juan Castro, CPA

Miranda & Associates’ fees for the scope of services described in this Statement of Work will be based upon actual time and materials at standard rates, plus out-of-pocket expenses, Miranda & Associates’ hourly rates presently are as follows:

Managing Director (Robert Miranda)               $275 per hour
Directors                                                                $225 per hour
Professionals                                                         $150 per hour
Paraprofessionals                                                 $75 per hour

Out of pocket expenses associated with the completion of the engagement will be billed at the actual amounts incurred.  In the absence of being provided the Company’s travel expense policy, assigned personnel will follow the Miranda & Associates travel policy.  Our travel policy is to bill one-half (1/2) of our standard hourly rates for time spent while traveling for STW. Out of pocket expenses include, but are not limited to, air and ground transportation, accommodations, food, mileage in excess of the normal commute to the Miranda & Associates’ office and other expenses of a similar nature.

Depending upon the condition of the STW and subsidiaries’ accounting and financial records, Miranda estimates that the total professional fees for this project over the period October 15 through February 28, 2014 will be $50,000.
We will require an advance retainer of $15,000 to commence our services under this agreement. We will progress bill additional fees under the following schedule of deliverables:

1.	Completion of 10Q for the quarter ended June 30, 2013 $10,000
2.	Completion of 10Q for the quarter ended September 30, 2013 $10,000
3.	Completion of annual form 10Kfor the year ended December 31, 2013 $15,000

Out-of-pocket travel expenses will be approved in advance by STW and be reimbursed within 15 days of billing by Miranda & Associates.

If we encounter unusual circumstances that would require us to expand the scope of the engagement, we will discuss this with you before doing additional work. If issues are identified during the engagement that would cause our fee to change, we will notify you immediately.

During the course of this engagement Miranda may, at its sole option, elect to have fees owed to the firm paid in the form of common shares of STW, subject to any limitations imposed by applicable state and federal securities laws. The valuation of these common shares will be based 50% of the current market value of the shares at the time of issuance.

Additional Provisions

Company Responsibilities

The Company will be responsible for (“Company Responsibilities”):

•	Accuracy and completeness of content provided to Miranda & Associates by the Company or from a Third Party through the Company
•	Future actions with respect to the matters addressed in the deliverables, including implementation decisions
•	Providing Miranda & Associates with directions and instructions relating to any laws or regulations applicable to the protection of data stored by the Company
•	Any delays, additional costs incurred, or non-compliance caused by or associated with the Company’s failure to uphold its responsibilities

Engagement Assumptions

The services, fees, and delivery schedule for this engagement are based upon the following assumptions:

•	The Company’s timely and effective completion of the Company’s Responsibilities
•	Timely decisions and approvals by the Company’s management
•	Timely access to key Company and vendor personnel
•	Access to critical applications

Independent Contractor

The parties to this Statement of Work understand and agree that each of Mr. Miranda and Miranda & Associates are independent contractors and not employees of the Company and that nothing in this Statement of Work is intended or should be construed to create an employer/employee relationship between Mr. Miranda or Miranda & Associates, on the one hand and the Company, on the other. Without limiting the generality of the foregoing, the parties acknowledge that this Statement of Work is not a contract of employment within the meaning of Section 2750 of the California Labor Code and that neither Mr. Miranda nor Miranda & Associates is an employee of the Company for any purpose under the California Labor Code. Mr. Miranda has no authority to obligate the Company by contract or otherwise outside the normal course of business without first clearing with the Company’s board of directors. Mr. Miranda and Miranda & Associates will not be eligible for any employee benefits, nor will the Company make deductions from Mr. Miranda’s or Miranda & Associates’ fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Mr. Miranda and Miranda & Associates due to activities performed hereunder will be the sole responsibility of Mr. Miranda and Miranda & Associates.

Professional standards and confidentiality

We will not audit, compile, or review any financial statements, forecasts, or financial data provided to us.  At the conclusion of the engagement, we will ask you to sign a representation letter on the accuracy and reliability of the financial information used in the engagement. Our engagement cannot be relied on to disclose errors, fraud, or other illegal acts that may exist, nor will we be responsible for the impact on our services of incomplete, missing, or withheld information, or mistaken or fraudulent data provided from any source or sources.

All information and materials of any form or description collected by us in the course of our engagement shall constitute our work files and will at all times, during and after completion of our engagement, remain in our exclusive possession. We shall have unlimited discretion to retain, discard, or dispose of our work files but will at all times maintain all information and materials provided by STW in strictest confidence.

We will use our best efforts to keep strictly confidential any internal reports, their existence, and content, as well as the identity of STW and other identifying information. We will nevertheless have no liability to STW or any third party for information disclosed in, or pursuant to, any ruling, order, or proceeding of any court or other judicial or non-judicial forum or of any regulatory agency or similar instrumentality.

In accordance with the final rules published by the Federal Trade Commission, commonly referred to as the Gramm-Leach-Bliley Act, the following disclosures are made: In the process of preparing a valuation or other tasks included in the assignment, we may collect from you, or with your authorization, certain essential information which is non-public and personal, such as information concerning income, expenses, assets, liabilities and other similar information. We follow professional standards for protecting the confidentiality and security of the non-public personal information collected. We will not disclose any non-public personal information about you to any third party, except as permitted by you or required by law.

Disputes; legally binding contract: This letter agreement is a legally binding contract between  STW  and us and will be binding upon, and inure to the benefit of, their respective heirs, assigns, successors-in-interest, and legal representatives (as applicable). It may not be amended without the prior written consent of both parties.

We appreciate the opportunity to provide our professional services and look forward to working with you on this engagement. Please indicate your understanding and acceptance of this agreement by executing this agreement in the space provided below where indicated and return it to our offices with a wire in the amount of the retainer fee, indicating your authorization for us to proceed on the above terms and conditions.  Wire instructions are attached for your convenience.  Please retain the second copy of this agreement for your files.

  **************

Very truly yours,

Miranda & Associates, A Professional Accountancy Corporation

Robert J. Miranda
By:     _______________________
           Robert J. Miranda, President

STW Resources Holding Corporation
619 West Texas Avenue, Suite 126
Midland, Texas 79701

The Undersigned agrees to proceed on the above terms and conditions.

Signature________________________________

Title____________________________________

Date____________________________________

PROFILES OF MIRANDA TEAM

Robert J. Miranda, CPA - Bob has more than 35 years of professional experience in auditing, accounting, business turnaround, forensic accounting, mergers and acquisitions, corporate strategy, and internal controls with private and public companies. His industry experience includes manufacturing, aerospace & defense, healthcare, distribution, financial services, and international trade. Bob’s client experience ranges from major international companies, such as Boeing, Fluor, and General Motors, to midsize and family businesses. Prior to founding Miranda & Associates, Bob served as global director of Jefferson Wells, as national director of Deloitte & Touche, and as manager with KPMG’s audit practice. Mr. Miranda is a graduate of the University of Southern California and the Harvard Business School.

Scott Anderson, CPA - Scott has more than 40 years of professional experience in accounting, finance, tax, and management consulting. He has served as CFO of numerous public and private companies. His industry expertise includes oil & gas, technology, consumer products, and manufacturing. Scott has taught accounting and finance at UC Irvine, Pepperdine University, Chapman University, and Cal State Fullerton. Scott earned an MBA from Stanford University, an MS in oceanography from UC San Diego, and a BS in chemical engineering from the University of Pennsylvania.

Juan Castro, CPA- Juan has more than 20 years of professional experience in accounting, tax, forensic accounting, litigation support and management consulting. Juan earned his BS degree from San Diego State University, masters of taxation degree from Golden Gate University, and a juris doctorate degree the University of San Diego School of Law.

CFO SERVICES ADDENDUM TO ENGAGEMENT AGREEMENT

1.           CFO Duties.  In addition to the independent contractor services, Robert Miranda, CPA, shall also serve as the Company’s Chief Financial Officer (“CFO), including signature authorization as the Company’s Chief Financial Officer on all business documents and regulatory filings.  CFO shall be engaged at will by the Company, and shall report to the Chief Executive Officer of the Company and also be accountable to the Board of Directors of the Company.

2.           Termination.  The CFO's employment hereunder may be terminated by the Company or the CFO, as applicable, only under the following circumstances:

(a)           Circumstances.

(i)           Death.  The CFO's employment hereunder shall terminate upon his death;

(ii)           Disability.  If the CFO has incurred a Disability, the Company may give the CFO written notice of its intention to terminate the CFO's employment; provided, however, that such notice shall not be effective prior to the expiration of any short-term disability benefits pursuant to any applicable benefit plan.  In that event, the CFO's employment shall terminate effective on the 30th day after the receipt of such notice by the CFO, provided that prior to the effective date of such termination, the CFO shall not have returned to full-time performance of his duties;

(iii)           Termination for Cause.  The Company may terminate the CFO's employment for Cause;

(iv)           Termination without Cause.  The Company or CFO may terminate the CFO's employment without Cause, per foregoing Section 1;

(b)           Notice of Termination.  Any termination of the CFO's employment by the Company or by the CFO under this Section 2 (other than termination pursuant to Section 2(a)(i)) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the CFO's employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the CFO, shall be at least 30 days following the date of such notice (a "Notice of Termination"); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following receipt of the Notice of Termination that is within such 30 day period.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the CFO receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion within a 30 day period from such notice.  The failure by the CFO or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the CFO or the Company hereunder or preclude the CFO or the Company from asserting such fact or circumstance in enforcing the CFO's or the Company's rights hereunder.

CFO	COMPANY
________________________	___________________________

Robert Miranda, CPA	Stanley T. Weiner, CEO